Exhibit 10.8

COLUMBIA PIPELINE GROUP, INC.

2015 OMNIBUS INCENTIVE PLAN

COLUMBIA PIPELINE GROUP, INC.

2015 OMNIBUS INCENTIVE PLAN

i

COLUMBIA PIPELINE GROUP, INC.

2015 Omnibus Incentive Plan

Article I

Establishment, Purpose, Duration

Section 1.1. Establishment of the Plan. Prior to the Separation Date, the Company and its Affiliates were part of the controlled group of corporations of NiSource. Effective as of the Separation Date, NiSource implemented the spin-off of its pipeline and transmission business, comprised of the Company and the Company’s Affiliates, which made the Company and its Affiliates no longer part of the controlled group of corporations of NiSource. Prior to the Effective Date, certain Former NiSource Omnibus Plan Participants participated in the NiSource Omnibus Plan. Prior to the Effective Date, NiSource, as sole shareholder of the Company, approved the adoption of this Plan. Effective as of the Effective Date, the Company approved the adoption of this Plan to provide Amended and Restated Awards to Former NiSource Omnibus Plan Participants, and, upon stockholder approval, to provide new Awards to all Participants.

Section 1.2. Purpose. The Plan is designed to promote the achievement of both short-term and long-term objectives of the Company by (a) aligning compensation of Participants with the interests of Company stockholders, (b) enhancing the interest of Participants in the growth and success of the Company, and (c) attracting and retaining Participants of outstanding competence.

Section 1.3. Effective Date and Duration. This Plan is effective on the Effective Date. The Plan shall remain in effect, subject to the right of the Board or the Committee to amend and terminate the Plan at any time as provided in this Plan, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. In no event, however, may an Award be granted under the Plan more than ten years after the date the Plan was approved by the stockholders.

Article II

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

Section 2.1. 162(m) Award. “162(m) Award” means an Award that is intended to be deductible as “performance-based compensation” under Code Section 162(m).

Section 2.2. 1934 Act. “1934 Act” means the Securities Exchange Act of 1934, as amended.

Section 2.3. Affiliate. “Affiliate” means any entity that is a Subsidiary or a parent corporation, as defined in Code Section 424(e), of the Company, or any other entity designated by the Committee as covered by the Plan in which the Company has, directly or indirectly, at least a 20% voting interest.

Section 2.4. Amended and Restated Award. “Amended and Restated Award” means an Award granted under the Plan to amend, restate, and replace an award that is outstanding immediately before the Separation Date that was granted under the NiSource Omnibus Plan and that is held by a Former NiSource Omnibus Plan Participant.

Section 2.5. Award. “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award, or other Article XII stock-based award granted to a Participant under the Plan.

Section 2.6. Award Agreement. “Award Agreement” means a written or electronic statement or agreement prepared by the Company that sets forth the terms, conditions and restrictions applicable to Awards granted under the Plan.

Section 2.7. Board or Board of Directors. “Board” or “Board of Directors” means the Board of Directors of the Company.

Section 2.8. Cash-Based Award. “Cash-Based Award” means an Award granted to a Participant, as described in Article XI herein.

Section 2.9. Cause. “Cause,” unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement, shall be as defined in any employment agreement between the Company and a Participant; provided however, that if there is no such employment agreement, “Cause” shall mean any of the following: (a) the Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust; (b) the Participant’s willful engagement in any misconduct in the performance of his or her duty that materially injures the Company; (c) the Participant’s performance of any act which would materially and adversely impact the business of the Company; or (d) the Participant’s willful and substantial nonperformance of assigned duties. Notwithstanding the foregoing, the Committee shall have sole discretion with respect to the application of the provisions of subsections (a)-(d) above, and such exercise of discretion shall be conclusive and binding upon the Participant and all other persons.

Section 2.10. CEO. “CEO” means the Chief Executive Officer of the Company.

Section 2.11. CEO’s Pool. “CEO’s Pool” means the portion of Shares available for Awards under this Plan that the Committee reserves for the CEO in accordance with Article IV of the Plan.

Section 2.12. Change in Control. “Change in Control” means the occurrence of either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined below:

(a)	Change in Ownership. A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This subsection (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b)	Change in Effective Control. A Change in Effective Control of the Company occurs on the date that either –

(i)	any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(ii)	candidates are elected to the Board who were not recommended for election by the current Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation).

In the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company shall not have occurred.

(c)	Acquisition of additional control. If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).

(d)	Change of Ownership of a Substantial Portion of Assets. A Change of Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(e)	Transfers to a related person. There is no Change in Control when there is a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to –

(i)	a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) next above.

A person’s status is determined immediately after the transfer of assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change of Ownership of a Substantial Portion of Assets of the Company.

(f)	Persons Acting as a Group. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be acting as a group with other stockholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Section 2.13. Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.14. Committee. “Committee” means the Human Resources and Compensation Committee of the Board of Directors, or such other committee as the Board shall appoint from time to time, which shall consist of two or more directors all of whom are intended to satisfy the requirements for an “outside director” under Code Section 162(m), a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “independent director” under the rules of the New York Stock Exchange (or any other national securities exchange which is the principal exchange on which the Shares may then be traded); provided, however, that as to any Award intended to be a 162(m) Award, if any member of the Human Resources and Compensation Committee shall not satisfy such “outside director” requirements, “Committee” means a subcommittee (of two or more persons) of the Human Resources and Compensation Committee consisting of all members thereof who satisfy such “outside director” requirement; and further provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership specified above.

Section 2.15. Company. “Company” means Columbia Pipeline Group, Inc., a Delaware corporation, or any successor thereto.

Section 2.16. Covered Officer. “Covered Officer” means a Participant who, in the sole judgment of the Committee, may be treated as a “covered employee” under Code Section 162(m) at the time income is recognized by such Participant in connection with an Award that is intended to qualify as a 162(m) Award.

Section 2.17. Disability or Disabled. “Disability” or “Disabled” means a condition that (a) causes the Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Affiliates or (c) causes the Participant to be eligible to receive Social Security disability payments. The Committee, in its sole discretion, shall determine the date of any Disability.

Section 2.18. Effective Date “Effective Date” means [                    ], 2015.

Section 2.19. Employee. “Employee” means any person who is an employee of the Company or any Affiliate; provided, however, that with respect to ISOs, “Employee” means any person who is considered an employee of the Company or any Affiliate for purposes of Treasury Regulation Section 1.421-1(h).

Section 2.20. Fair Market Value. “Fair Market Value” means, on any given date and as may be specified in an Award Agreement, (a) the closing sales price per share (or, if otherwise specified by the Committee, a price that is based on the opening, actual, high, low, or average sales prices per Share) of the Company’s common stock as reported on the New York Stock Exchange or such other established securities market on which the Shares are traded, or, if there were no reported sales of Shares on such date, then, unless otherwise required under the Code, the business day immediately preceding such date; or (b) if (a) does not apply, the price that the Committee in good faith determines through any reasonable valuation method that a Share might change hands between a willing buyer and a willing seller, neither being under compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Notwithstanding the above, for purposes of broker-facilitated cashless exercises of Awards involving Shares under the Plan, “Fair Market Value” shall mean the real-time selling price of such Shares as reported by the broker facilitating such exercises.

Section 2.21. Former NiSource Omnibus Plan Participant. “Former NiSource Omnibus Plan Participant” means any employee who (i) immediately before the Separation Date had an outstanding award under the NiSource Omnibus Plan that had not yet become fully vested and (ii) continued to be employed by the Company or any Affiliate as of the Separation Date.

Section 2.22. Grant Price. “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR, which shall not be less than 100% of the Fair Market Value of the Shares at the time the SAR was granted.

Section 2.23. Incentive Stock Option or ISO. “Incentive Stock Option” or “ISO” means an Option that is an “incentive stock option” within the meaning of Code Section 422.

Section 2.24. NiSource. “NiSource” means NiSource Inc., a Delaware corporation, and its Affiliates.

Section 2.25. NiSource Omnibus Plan. “NiSource Omnibus Plan” means the NiSource Inc. 2010 Omnibus Incentive Plan, including any predecessor plans, maintained by NiSource before the Separation Date.

Section 2.26. Nonemployee Director. “Nonemployee Director” means a member of the Board who is not an Employee.

Section 2.27. Nonqualified Stock Option or NQSO. “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares that does not constitute an Incentive Stock Option under Code Section 422 (or any successor Code Section).

Section 2.28. Option. “Option” means a right to purchase Shares in accordance with the terms and conditions of the Plan.

Section 2.29. Option Exercise Price. “Option Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

Section 2.30. Participant. “Participant” means an Employee or Non-Employee Director, including any Former NiSource Omnibus Plan Participant, who is selected to receive an Award or who has outstanding an outstanding Award granted under the Plan.

Section 2.31. Performance Measure. “Performance Measure” means one or more business criteria to be used by the Committee in establishing Performance Targets for 162(m) Awards under the Plan.

Section 2.32. Performance Shares. “Performance Shares” means an Award designated as Performance Shares and granted to a Participant in accordance with Article IX of the Plan.

Section 2.33. Performance Target. “Performance Target” means the specific, objective goal or goals that are timely set forth in writing by the Committee for grants of 162(m) Awards under the Plan with respect to any one or more Performance Measures.

Section 2.34. Performance Unit. “Performance Unit” means an Award designated as a Performance Unit and granted to a Participant in accordance with Article X of this Plan.

Section 2.35. Period of Restriction. “Period of Restriction” means the period during which the transfer of Shares or cash underlying an Award is limited in some way, or the Shares or cash are subject to a substantial risk of forfeiture.

Section 2.36. Plan. “Plan” means the Columbia Pipeline Group, Inc. 2015 Omnibus Incentive Plan, as may be amended from time to time.

Section 2.37. Restricted Stock. “Restricted Stock” means an Award that is a grant of Shares delivered to a Participant, subject to restrictions described in Article VIII of this Plan.

Section 2.38. Restricted Stock Unit or RSU. “Restricted Stock Unit” or “RSU” means an Award that is subject to the restrictions described in Article VIII of this Plan and is a promise of the Company to deliver at the end of a Period of Restrictions (a) one Share for each RSU, (b) cash in an amount equal to the Fair Market Value of one Share for each RSU, or (c) a combination of (a) and (b), as determined by the Committee.

Section 2.39. Retirement. “Retirement” means, with respect to Employees, retirement as defined in the Company’s tax-qualified pension plan, unless defined otherwise in an Award Agreement.

Section 2.40. Separation Date. “Separation Date” means [                    ], 2015, or if later, the date of all transactions necessary to effectuate the pro rata distribution of shares of common stock of Columbia Pipeline Group, Inc. to the stockholders of NiSource Inc.

Section 2.41. Service. “Service” means a Participant’s work for the Company or an Affiliate, either as an Employee or Non-Employee Director.

Section 2.42. Shares. “Shares” means the shares of common stock of the Company, $0.01 par value per share.

Section 2.43. Stock Appreciation Right or SAR. “Stock Appreciation Right” or “SAR” means an Award designated as an SAR in accordance with the terms of Article VII of the Plan.

Section 2.44. Subsidiary. “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest; provided, however, that with respect to ISOs, the term “Subsidiary” shall include only an entity that qualifies under Code Section 424(f) as a “subsidiary corporation” with respect to the Company.

Section 2.45. Tandem SAR. “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (with a similar cancellation of the Tandem SAR when a Share is purchased under the Option). Except for the medium of payment, the terms of a Tandem SAR shall be identical in all material respects to the terms of the related Option.

Article III

Administration

Section 3.1. Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. Notwithstanding the foregoing, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to Nonemployee Directors.

Section 3.2. Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of Shares to be subject to each Award;

(b)	to determine the type of Award granted;

(c)	to determine the Fair Market Value of Shares or other property where applicable;

(d)	to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any Shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of Shares pursuant to any Award, (ii) the method of payment for Shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of Shares, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any Shares acquired pursuant thereto, (v) the time of the expiration of any Award, (vi) the effect of the Participants termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or Shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)	to determine how an Award will be settled, as provided under an Award Agreement;

(f)	to approve one or more forms of Award Agreement;

(g)	to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any Shares acquired upon the exercise thereof;

(h)	to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any Shares acquired upon the exercise thereof, including with respect to the period following a Participants termination of Service;

(i)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j)	to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

Section 3.3. Action by the Committee. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and the act of a majority of the members present at any meeting at which a quorum is present or the act approved in writing by a majority of all the members of the Committee shall be the act of the Committee. In the performance of their duties under this Plan, the Committee members shall be entitled to rely upon information and advice furnished by the Company’s officers, employees, accountants or counsel, or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of this Plan.

Section 3.4. Indemnification. No member of the Board or of the Committee shall be liable for any action taken, or determination made, hereunder in good faith. Service on the Committee shall constitute service as a Nonemployee Director of the company so that members of the Committee shall be entitled to indemnification and reimbursement as Nonemployee Directors of the Company, pursuant to the Company’s bylaws.

Article IV

Stock Subject to the Plan

Section 4.1. Aggregate Shares. Subject to adjustment as provided under the Plan, the total number of Shares that are available for Awards under the Plan shall not exceed in the aggregate 8,000,000 Shares. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of 8,000,000 Shares may be allocated to Incentive Stock Options. Such Shares may be authorized and unissued Shares, treasury Shares, or Shares acquired on the open market.

Section 4.2. Individual Award Limitations. Subject to adjustments as provided in herein, the maximum aggregate face value (Fair Market Value of a Share of common stock on the date of grant times the number of Awards granted) that may be covered by Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and other stock-based Awards (subject to Article XII) in any one fiscal year to any one Participant shall be $15,000,000 per year. The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Cash-Based Awards to any one Participant shall be $15,000,000 per year.

Section 4.3. Share Counting. The following Shares related to Awards will be available for issuance again under the Plan: (a) Shares related to Awards paid in cash and (b) Shares related to Awards that expire, are forfeited, are cancelled, or terminate for any other reason without the delivery of the Shares. Notwithstanding any provision to the contrary, the following Shares related to Awards will be available for issuance again under the Plan: (a)

Shares equal in number to the Shares withheld, surrendered or tendered in payment of the exercise price of an Award, (b) Shares tendered or withheld in order to satisfy tax withholding obligations, (c) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Awards.

Section 4.4. Adjustment to Number of Shares.

(a)	Appropriate adjustments in the aggregate number of Shares issuable pursuant to the Plan, the number of Shares subject to each outstanding award granted under the Plan, the Option price with respect to Options and Tandem SARs, the specified price of SARs not connected to Options, and the value for Performance Units, shall be made to give effect to any increase or decrease in the number or value of issued Shares resulting from a subdivision or consolidation of Shares, whether through recapitalization, stock split, reverse stock split, spin-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of Shares, payment of stock dividends, other increase or decrease in the number of such Shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the Committee determines an adjustment is appropriate.

(b)	In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, or an acquisition by the Company of the stock or assets of any other corporation or corporations, there shall be substituted on an equitable basis, as determined by the Committee in its sole discretion, for each Share then subject to the Plan, and for each Share then subject to an Award granted under the Plan, the number and kind of Shares of stock, other securities, cash or other property to which the holders of Shares of the Company are entitled pursuant to such transaction.

(c)	Without limiting the generality of the foregoing provisions of this paragraph, any such adjustment shall be deemed to have prevented any dilution or enlargement of a Participant’s rights, if such Participant receives in any such adjustment, rights that are substantially similar (after taking into account the fact that the Participant has not paid the applicable option price) to the rights the Participant would have received had he exercised his outstanding Award and become a stockholder of the Company immediately prior to the event giving rise to such adjustment. Adjustments under this paragraph shall be made by the Committee, whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

Section 4.5. CEO’s Pool of Shares. A portion of the Shares available for Awards under this Plan, to be determined by the Committee, may be reserved for the CEO to make certain Awards (the “CEO’s Pool”). The CEO may grant any type of Award with shares from the CEO Pool; provided however, that the CEO may not grant any Award to any Covered Officers or other executive officers. Awards available for grant from the CEO Pool will be authorized in a Committee resolution. Unless otherwise determined by the Committee, any Shares not used for Awards under the CEO Pool in one year shall remain available under the CEO Pool in subsequent years.

Article V

Eligibility and Participation

Section 5.1. Eligibility to Receive Awards. Persons eligible to receive Awards under the Plan are Employees and Nonemployee Directors, including any Employees and Nonemployee Directors who are Former NiSource Omnibus Plan Participants. In addition, individuals who were nonemployee directors of NiSource immediately before the Separation Date and who remained nonemployee directors of NiSource immediately after the Separation Date shall be eligible to receive a one-time grant of Awards under this Plan as an appropriate adjustment to their outstanding awards under the NiSource Omnibus Plan in a manner consistent with Section 4.4 of this Plan.

Section 5.2. Participation in the Plan. Subject to the other provisions of this Plan, the Committee has the full discretion to grant Awards to eligible persons described in Section 5.1. Eligible persons may be granted more than one Award. Eligibility in accordance with this Section, however, shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

Section 5.3. Amended and Restated Awards. Former NiSource Omnibus Plan Participants who immediately before the Separation Date held awards granted under the NiSource Omnibus Plan shall be eligible to receive Amended and Restated Awards in connection with the transaction described in Article I. Amended and Restated Awards may be granted as Restricted Stock Unit Awards or any other type of Award under this Plan and generally shall have the same Service-based vesting conditions and payment terms as the original awards under the NiSource Omnibus Plan. Amended and Restated Awards shall supersede, cancel, and replace the prior award under the NiSource Omnibus Plan and shall be subject to the terms and conditions of this Plan.

Article VI

Options

Section 6.1. Grant of Options. Options shall be evidenced by Award Agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time. Award Agreements shall specify the Option Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, provisions for vesting and exercisability, whether the Option is an ISO or NSO, and such other provisions as the Committee shall determine. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with the following terms and conditions. Except in accordance with equitable adjustments as provided in Section 4.4 of this Plan, no Option granted under the Plan shall at any time be repriced or subject to cancellation and replacement without stockholder approval.

Section 6.2. Option Exercise Price. The Option Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted.

Section 6.3. Exercise of Options. Each Award Agreement shall state the period or periods of time within which the Option may be exercised by the optionee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the Option exercise period shall not end later than ten years after the date of the grant of the Option. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

Section 6.4. Payment of Option Exercise Price. Except as otherwise provided in the Plan, or in any Award Agreement, the optionee shall pay the Option Exercise Price upon the exercise of any Option (i) in cash, (ii) by authorizing a third party with which the optionee has a brokerage or similar account to sell the Shares (or a sufficient portion of such Shares) acquired upon the exercise of the Option and remit to the Company a portion of the sale proceeds sufficient to pay the entire Option Exercise Price to the Company, (iii) by delivering Shares that have an aggregate Fair Market Value on the date of exercise equal to the Option Exercise Price; (iv) by authorizing the Company to withhold from the total number of Shares as to which the Option is being exercised the number of Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Exercise Price for the total number of Shares as to which the Option is being exercised, (v) by such other means by which the Committee determines to be consistent with the purpose of the Plan and applicable law, or (vi) by any combination of (i), (ii), (iii), (iv), and (v). In the case of an election pursuant to (i) above, cash shall mean cash or check issued by a federally insured bank or savings and loan association and made payable to Columbia Pipeline Group, Inc. In the case of payment pursuant to (ii) or (iii) above, the optionee’s authorization must be made on or prior to the date of exercise and shall be irrevocable. In lieu of a separate election governing each exercise of an Option, an optionee may file a blanket election with the Committee, which shall govern all future exercises of Options until revoked by the optionee.

Section 6.5. Transfer of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

Section 6.6. Additional Rules for Incentive Stock Options.

(a)	Employees. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary and not to Employees of any Affiliate unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. Incentive Stock Options may not be granted to Nonemployee Directors.

(b)	Exercise Limitations. The Committee, in its sole discretion, may provide in each Award Agreement the period or periods of time within which the Option may be exercised by the optionee, in whole or in part, provided that the Option period shall not end later than ten years after the date of the grant of the Option. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Shares subject to an Option, which first becomes exercisable in any calendar year, exceeds this limitation, so much of the Option that does not exceed the applicable dollar limit shall be an Incentive Stock Option and the remainder shall be a Nonqualified Stock Option; but in all other respects, the original Award Agreement shall remain in full force and effect. Notwithstanding anything herein to the contrary, if an Incentive Stock Option is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Code Section 422(b)(6), (i) the purchase price of each Share subject to the Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Share on the date the Incentive Stock Option is granted, and (ii) the Incentive Stock Option shall expire, and all rights to purchase Shares thereunder shall cease, no later than the fifth anniversary of the date the Incentive Stock Option was granted.

(c)	Rights Upon Termination of Service. The rules under Section 6.6 of this Plan generally shall apply when an optionee holding an ISO terminates Service. Notwithstanding the foregoing, in accordance with Code Section 422, if an Incentive Stock Option is exercised more than ninety days after termination of Service, that portion of the Option exercised after such date shall automatically be a Nonqualified Stock Option, but, in all other respects, the original Award Agreement shall remain in full force and effect.

Article VII

Stock Appreciation Rights

Section 7.1. Grant of SARs. Stock Appreciation Rights shall be evidenced by Award Agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time. Award Agreements shall specify the Grant Price of the SAR, the duration of the SAR, the number of Shares to which the SAR pertains, provisions for vesting and exercisability, and such other provisions as the Committee shall determine. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with the following terms and conditions.

Section 7.2. Awards. An SAR shall entitle the grantee to receive upon exercise the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over

(ii) the Grant Price, or, if connected with a previously issued Option, not less than 100% of the Fair Market Value of Shares at the time such Option was granted. An SAR may be a Tandem SAR or may not be granted in connection with an Option.

Section 7.3. Term of SAR. SARs shall be granted for a period of not more than ten years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions, as shall be prescribed by the Committee at the time of grant, subject to the provisions of this Plan.

Section 7.4. Special Rules for Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

Section 7.5. Payment. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; by (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, payment shall be made in cash, in the form of Shares at Fair Market Value, or in a combination thereof, as the Committee may determine.

Article VIII

Restricted Stock and Restricted Stock Units

Section 8.1. Grants. The Committee, at any time and from time to time, may grant Shares of Restricted Stock or grant Restricted Stock Units to Participants in such amounts as the Committee shall determine. Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units issued to the Participant, and such other provisions as the Committee shall determine. Such Award Agreements shall be consistent with the provisions of this Article VIII.

Section 8.2. Period of Restriction. The end of any Period of Restriction for Restricted Stock or Restricted Stock Units may be conditioned upon the satisfaction of such conditions as are satisfied by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions include, without limitation, restrictions based upon the continued Service of the Participant, the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws, prohibitions against transfer, and repurchase by the Company or right of first refusal. The Committee shall have the power to permit in its discretion, an acceleration of the expiration of the applicable Period of Restriction with respect to any part or all of the Shares or number of Restricted Stock Units awarded to a Participant.

Section 8.3. Certificates. If a certificate is issued in respect of Shares awarded to a Participant, each certificate shall be deposited with the Company, or its designee, and shall bear the following legend:

“This certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Columbia Pipeline Group, Inc. 2015 Omnibus Incentive Plan and an Award Agreement entered into by the registered owner. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Award Agreement, a copy of each of which is on file in the office of the Secretary of said Company.”

Section 8.4. Lapse of Restrictions. A Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement shall specify the terms and conditions upon which any restrictions upon Shares awarded or RSUs awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, any Shares that have been awarded, free of the previously described restrictive legend, shall be issued to the Participant or his legal representative.

Section 8.5. Termination of Service. Each Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of Shares of Restricted Stock or Restricted Stock Units following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section 8.6. Code Section 83(b) Election. If a Participant makes an election pursuant to Code Section 83(b) with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

Article IX

Performance Shares Awards

Section 9.1. Grants of Performance Shares. The Committee, at any time and from time to time, may grant Awards of Performance Shares to Participants in such amounts as the Committee shall determine. Each Performance Shares grant shall be evidenced by an Award Agreement that shall specify the applicable performance period, the number of Shares subject to a Performance Shares Award that are to be delivered to the Participant upon satisfaction of the performance targets by the expiration of the performance period, and such other provisions as the Committee shall determine. Such Award Agreements shall be consistent with the provisions of this Article IX.

Section 9.2. Performance Period and Performance Goals. At the time of award, the Committee, in its sole discretion shall establish a performance period and the performance goals to be achieved during the applicable performance period with respect to an Award of Performance Shares.

Section 9.3. Delivery of Shares. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained for such period as well as the other terms and conditions established by the Committee. The Committee shall determine the amount of Shares, if any, to be delivered to the Participant in satisfaction of the Award.

Section 9.4. Termination of Service. Each Performance Shares Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of Performance Shares following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Shares Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section 9.5. Code Section 162(m). If any Performance Shares are intended to be 162(m) Awards, the Committee shall follow the procedures set forth in Section 13.1 with respect to such Performance Shares.

Article X

Performance Units

Section 10.1. Grant of Performance Units. Subject to the terms of the Plan, Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by Award Agreements that are subject to the terms of this Article X.

Section 10.2. Performance Period and Performance Goals. Unless otherwise determined by the Committee, at the time of award, the Committee shall establish with respect to each Performance Unit a performance period of not less than two years. At the time of award, the Committee also shall establish, in its sole discretion, the performance goals to be achieved during the applicable performance period with respect to an Award of Performance Units.

Section 10.3. Value of Performance Units. At the time Performance Units are granted, the Committee shall establish with respect to each such Award a value for each Performance Unit, which may vary thereafter determinable from criteria specified by the Committee at the time of Award.

Section 10.4. Code Section 162(m). If any Performance Units are intended to be 162(m) Awards, the Committee shall follow the procedures set forth in Section 13.1 with respect to such Performance Units.

Section 10.5. Payment of Performance Units. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Committee. The Committee shall determine what, if any, payment is due on the Performance Units. Payment shall be made as soon as practicable after the end of the applicable performance period, but no later than the March 15th of the year after the year in which such performance period ends, in cash, in the form of Shares, or in a combination thereof, as the Committee may determine.

Section 10.6. Termination of Service. Each Performance Unit Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of Performance Units following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Units Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section 10.7. Other Terms. The Award Agreements with respect to Performance Units shall contain such other terms and provisions and conditions not inconsistent with the Plan as shall be determined by the Committee.

Article XI

Cash-Based Awards

Section 11.1. Grant of Cash-Based Awards. Subject to the terms of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, subject to the terms of this Article XI.

Section 11.2. Performance Period and Performance Goals. Unless otherwise determined by the Committee, the performance period for any Cash-Based Award shall be one year. At the time of award, the Committee also shall establish, in its sole discretion, the performance goals to be achieved during the applicable performance period with respect to Cash-Based Awards.

Section 11.3. Value of Cash-Based Awards. At the time Cash-Based Awards are granted, the Committee shall establish the value of such Awards, which may vary thereafter determinable from criteria specified by the Committee at the time of Award.

Section 11.4. Code Section 162(m). If the grant of any Cash-Based Awards are intended to be 162(m) Awards, the Committee shall follow the procedures set forth in Section 13.1 with respect to such Cash-Based Awards.

Section 11.5. Payment of Cash-Based Awards. If payable, the Participant’s Cash-Based Award will be distributed to the Participant, or the Participant’s estate in the event of the Participant’s death before payment, in cash in a single sum as soon after the end of the applicable performance period as practicable, but no later than March 15th after the end of the performance period, in accordance with the Company’s payroll practices.

Section 11.6. Termination of Service. With respect to Cash-Based Awards, the Committee shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of such Cash-Based Awards following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Cash-Based Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article XII

Other Stock-Based Awards

The Committee may from time to time grant Shares and other Awards under the Plan that are valued in whole or in part by reference to, or are otherwise based upon and/or payable in Shares. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.

Article XIII

Awards Under the Plan; Code Section 162(m)

Section 13.1. Compliance with Code Section 162(m).

(a)

General. The Committee may grant Awards that are designed to qualify as 162(m) Awards and Awards that are not 162(m) Awards. In the case of Awards granted to Covered Officers that are intended to be 162(m) Awards, the Committee shall make in writing all determinations necessary to establish the terms of such 162(m) Awards within 90 days of the beginning of the applicable performance period (or such other time period required under Code Section 162(m)), including, without limitation, the designation of the Covered Officers to whom such 162(m) Awards are made, the Performance Measures applicable to the Awards and the Performance Targets that relate to such Performance Measures, and the dollar amounts or number of Shares payable upon achieving the applicable Performance Targets. To the extent required by Code Section 162(m), the provisions of such 162(m) Awards must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Covered Officer. The specific Performance Targets established by the Committee shall be made while the achievement of such Performance Targets remains substantially uncertain in accordance with Code Section 162(m). Subject to the terms of this Plan, after each applicable performance period has ended, the Committee shall determine the extent to which the Performance Targets have been attained or a degree of achievement between minimum and maximum levels with respect to 162(m) Awards in order to establish the level of payment to be made, if any, with respect to such 162(m) Awards, and shall certify the results in writing prior to payment of such 162(m) Awards.

(b)	Performance Targets and Performance Measures. With respect to 162(m) Awards, at the time of grant of a 162(m) Award, the Committee shall establish in writing maximum and minimum Performance Targets to be achieved with respect to each Award during the performance period. The Participant shall be entitled to payment of the entire amount awarded if the maximum Performance Target is achieved during the performance period, but shall be entitled to payment with respect to a portion of the Award according to the level of achievement of Performance Targets, as specified by the Committee, for performance during the performance period that meets or exceeds the minimum Performance Target but fails to meet the maximum Performance Target. With respect to Cash-Based Awards, the Committee may assign payout percentages based upon various potential Performance Targets, ranging from a minimum “Trigger” percentage to a maximum “Stretch” percentage, to be applied if the Performance Targets are met. The Committee has full discretion and authority to determine the “Target,” “Trigger,” and “Stretch” payouts for Cash-Based Award’s performance period.

The Performance Targets established by the Committee may relate to corporate, division, department, or business unit performance and may be established in terms of any one or a combination of the following Performance Measures:

(i)	revenue and income measures (which include growth in gross revenue, net income, earnings per share, specified revenue targets, ratio of earnings to stockholders’ equity or to total assets, pre-tax income, earnings before interest and taxes, and earnings before interest, taxes, depreciation, amortization, distributable cash flow, and depletion);

(ii)	return measures (which include dividend payments, total stockholders’ return, return on capital or return on investment, return on assets, return on net assets, and return on equity);

(iii)	expense and efficiency measures (which include expense control, productivity, and gross margins);

(iv)	operating measures (which include operating earnings per share, business unit operating earnings, operating income, operating margins, funds from operations, and cash from operations);

(v)	leverage measures (which include total debt or change in total debt or the rating on the Company’s debt as determined by external rating agencies);

(vi)	specified customer satisfaction targets;

(vii)	specified safety targets (which include environmental performance);

(viii)	specified diversity targets;

(ix)	specified reliability targets;

(x)	satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory;” and

(xi)	achievement of balance sheet, income statement, or cash flow statement objectives.

The Performance Targets may be measured on an absolute basis or relative to an established target, to previous year or other comparable period or periods’ results, to a designated comparison group or groups, or to one or more designated external or internal indices or benchmarks, as determined by the Committee. Any specific metrics listed within the categories described above are intended to be illustrative and are not intended to be construed as limitations on the more general metrics. Performance Targets may be different for different Participants, as determined in the discretion of the Committee.

(c)

Calculation and Adjustments. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) mergers, acquisitions or divestitures, (f) foreign exchange gains and losses, and (g) extraordinary, unusual, or other nonrecurring items as described in U.S. Generally Accepted Accounting Principles or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s consolidated report to the investment community or investor letters. To the extent such inclusions or exclusions affect Awards to Covered Officers, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility except as otherwise determined by the Committee in its sole discretion. Awards that are intended to qualify as 162(m) Awards may not be adjusted upward from the amount otherwise payable to a Covered Officer under the pre-established Performance Target. The Committee shall retain the discretion to adjust such Awards downward, either on a formulaic or discretionary basis or a combination of the two, as the Committee determines. If applicable tax and securities laws change to permit Committee discretion to alter the governing Performance Measures or Performance Targets without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Section 13.2. Non-Code Section 162(m) Awards. In the case of Awards that are not intended to be qualifying as “performance-based compensation” under Code Section 162(m), the Committee may designate performance targets from among the previously described Performance Measures in this Article or such other business criteria as it determines in its sole discretion. The Committee also may make adjustments to such Performance Measures or other business criteria in any manner it deems appropriate in its discretion.

Article XIV

Dividends and Dividend Equivalents

No dividends or dividend equivalents may be awarded with respect to any Options or SARs. An Award (other than Options or SARs) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments, or, in the case of Awards that do not involve the issuance of Shares concurrently with the grant of the Award, dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares are earned, vested or acquired), which payments may be either made currently, credited to an account for the Participant, or deemed to have been reinvested in additional Shares which shall thereafter be deemed to be part of and subject to the underlying Award, including the same vesting and performance conditions. Notwithstanding the foregoing, with respect to Awards subject to performance conditions, any such dividend or dividend equivalent payments shall not be paid currently and instead shall either be credited to an account for the Participant or deemed to have been reinvested in additional Shares. Dividend or dividend equivalent amounts credited to an account for the Participant may be settled in cash or Shares or a combination of both, as determined by the Committee, and shall be subject to the same vesting and performance conditions as the underlying Award. Except as provided otherwise in an Award Agreement, any Participant entitled to receive a cash dividends or dividend equivalents pursuant to his applicable Award may, by written election filed with the Company, at least ten days before the date of payment of such dividend equivalent, elect to have such dividend equivalent credited to an account maintained for his benefit under a dividend reinvestment plan maintained by the Company.

Article XV

Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article XVI

Change in Control

Section 16.1. Effect of Change in Control. Except as otherwise provided in the Plan or any Award Agreement granted hereunder, upon a Change in Control, all outstanding Awards shall become fully exercisable and all restrictions thereon shall terminate; provided, however, that the Committee may determine and provide through an Award Agreement or other means the extent of vesting and the treatment of partially completed performance periods (if any) for any Awards outstanding upon a Change in Control. Further, the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the cancellation of any such Award for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Shares covered thereby had such Award been currently exercisable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

Section 16.2. Participant Elections to Minimize Code Section 4999 Excise Tax.

(a)	Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization. Such an election, however, may not change the time and form of any payment in a manner that would cause the Participant to incur additional taxes or penalties under Code Section 409A.

(b)

Determination by Independent Accountants. To aid the Participant in making any election called for under part (a) above, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant as described in part (a) above, the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the

Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this subpart (b).

Article XVII

Deferrals

The Committee may permit (upon timely election by the Participant) or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Performance Shares, or the satisfaction of any requirements or goals with respect to Performance Units or Cash-Based Awards. If any such deferral election is required or permitted, the Committee may, in its sole discretion, establish rules and procedures for such payment deferrals in a manner consistent with Code Section 409A and the regulations thereunder.

Article XVIII

Withholding

Section 18.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Section 18.2. Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing before the date in which income is realized by the recipient in connection with the particular transaction, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The amount of required withholding shall be a specified rate not less than the statutory minimum federal, state and local (if any) withholding rate, and not greater than the maximum federal, state and local (if any) marginal tax rate applicable to the Participant and to the particular transaction.

Article XIX

Compliance with Code Section 409A

Section 19.1. Awards Subject to Code Section 409A. The provisions of this Section 19.1 shall apply to any Award or portion thereof that is or becomes subject to Code Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. Awards subject to Code Section 409A include, without limitation:

(a)	Any Nonqualified Stock Option having an exercise price per share less than the Fair Market Value determined as of the date of grant of such Option or that permits the deferral of compensation other than the deferral of recognition of income until the exercise or transfer of the Option or the time the shares acquired pursuant to the exercise of the option first become substantially vested.

(b)	Any Award that either provides by its terms, or under which the Participant makes an election, for settlement of all or any portion of the Award either (i) on one or more dates following the end of the Short-Term Deferral Period (as defined below) or (ii) upon or after the occurrence of any event that will or may occur later than the end of the Short-Term Deferral Period.

Subject to U.S. Treasury Regulations promulgated pursuant to Code Section 409A (“Section 409A Regulations”) or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in Section 409A Regulations or other applicable guidance.

Section 19.2. No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan pursuant to any Award subject to Code Section 409A, except as provided by Code Section 409A and Section 409A Regulations.

Section 19.3. Separation from Service. If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s termination of employment or other Service and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, a termination of employment or other Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

Section 19.4. Timing of Payment to a Specified Employee. If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s separation from Service at such time as the Participant is a “specified employee” and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from Service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

Article XX

Amendment and Termination

Section 20.1. Amendment, Modification, and Termination of the Plan. The Board or the Committee may at any time terminate, suspend or amend the Plan without the authorization of stockholders to the extent allowed by law, including without limitation any rules issued by the Securities and Exchange Commission under Section 16 of the 1934 Act, insofar as stockholder approval thereof is required in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the 1934 Act, or the rules of any applicable stock exchange. No termination, suspension or amendment of the Plan shall adversely affect any right acquired by any Participant under an Award granted before the date of such termination, suspension or amendment, unless such Participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

Section 20.2. Amendment of Awards. The Committee may unilaterally amend the terms of any Award Agreement previously granted, except that (i) no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or accounting rules; and (ii) in no event may an Option or SAR be amended or modified, other than as provided in Section 4.4, to decrease the Option or SAR exercise or base price thereof, or be cancelled in exchange for cash, a new Option or SAR with a lower exercise price or base price, or other Awards, or otherwise be subject to any action that would be treated for accounting purposes as a “repricing” of such Option or SAR, unless such action is approved by the Company’s stockholders.

Article XXI

Miscellaneous

Section 21.1. Approval Restrictions. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Award with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of Shares thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained, free of any conditions not acceptable to the Committee.

Section 21.2. Securities Law Compliance. With respect to Participants subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. If any provision of this Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in the preceding sentence, that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applicable to Participants who are then subject to Section 16 of the 1934 Act. In addition, no Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant, exercise, vesting or settlement of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such Shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares.

Section 21.3. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

Section 21.4. Rights as a Stockholder. The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until certificates for Shares are issued to the recipient.

Section 21.5. Forfeiture. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

Section 21.6. Rights as Employee or Nonemployee Director. No person, even though eligible pursuant to Article V, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or Nonemployee Director or interfere with or limit in any way any right of the Company or Affiliate to terminate the Participant’s Service at any time. To the extent that an Employee of an Affiliate receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

Section 21.7. Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

Section 21.8. Effect on Other Plans. Unless otherwise specifically provided, participation in the Plan shall not preclude a Participant’s eligibility to participate in any other benefit or incentive plan. Any Awards made pursuant to the Plan shall not be considered as compensation in determining the benefits provided under any other plan.

Section 21.9. No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 21.10. Over/Under Payments. If any Participant or beneficiary receives an underpayment of Shares or cash payable under the terms of any Award, payment of any such shortfall shall be made as soon as administratively practicable. If any Participant or beneficiary receives an overpayment of Shares or cash payable under the terms of any Award for any reason, the Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or through gross negligence engaged in the misconduct, or knowingly or through gross negligence failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission of the financial document embodying such financial reporting requirement.

Section 21.11. Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Affiliate shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Affiliate and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Affiliate. The Participants shall have no claim against any Affiliate for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

Section 21.12. No Liability With Respect to Adverse Tax Treatment. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S., foreign, state, local, or other tax treatment or (ii) avoid adverse tax treatment under U.S., foreign, state, local, or other law, including, without limitation, Code Section 409A.

Section 21.13. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 21.14. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 21.15. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Texas.

Section 21.16. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

Section 21.17. Provisions Regarding Transferability of Awards.

(a)	General. Except as otherwise provided below, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Except as otherwise provided in the Plan, all rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to such Participant.

(b)

Nonqualified Stock Options and Stock Appreciation Rights. No NSO or SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Notwithstanding the foregoing or anything in part (a) above, a Participant, at any time prior to his death, may assign all or any portion of the NSO or SAR to (i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, or (iii) a tax-exempt organization as described in Code Section 501(c)(3). In such event the spouse, lineal descendant, trustee or tax-exempt organization shall be entitled to all of the rights of the Participant with respect to the assigned portion of such NSO or SAR, and such portion of the NSO or SAR shall continue to be subject to all of the terms, conditions and restrictions applicable to the NSO or SAR as set forth herein, and in the related Award Agreement, immediately prior to the effective date of the assignment. Any such assignment shall be permitted only if (i) the Participant does not receive any consideration therefore, and (ii) the assignment is expressly approved by the Committee or its delegate. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Committee or its delegate on or prior to the effective date of the assignment.

(c)	Incentive Stock Options. Notwithstanding anything in part (a) and (b) above, no ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent or distribution.

(d)	Nonemployee Directors. Notwithstanding anything in parts (a), (b), or (c) to the contrary, a Nonemployee Director at any time prior to his or her death, may assign all or any portion of an Award granted to him or her under the Plan to (i) his or her spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his or her spouse or lineal descendant or (iii) a tax-exempt organization as described in Code Section 501(c)(3). In such event, the spouse, lineal descendant, trustee, or tax-exempt organization shall be entitled to all of the rights of the Participant with respect to the assigned portion of such Award, and such portion of the Award shall continue to be subject to all of the terms, conditions and restrictions applicable to the Award as set forth herein, and in the related Award Agreement, immediately prior to the effective date of the assignment. Any such assignment shall be permitted only if (i) the Participant does not receive any consideration therefore, and (ii) the assignment is expressly approved by the Committee or its delegate. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Committee or its delegate on or prior to the effective date of the assignment.